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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549



                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___)*



                        HIRSCH INTERNATIONAL CORPORATION
------------------------------------------------------------------------------
                                (Name of Issuer)
------------------------------------------------------------------------------


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                       Common Stock (Class A and Class B)
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                         (Title of Class of Securities)
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                                   433550 10 0
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                                 (CUSIP Number)



     Check the following box if a fee is being paid with this statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G

-----------------------                                   --------------------

CUSIP No.   433550 10 0                                   Page 2 of 5 Pages
-----------------------                                   --------------------

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    1        NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Henry Arnberg
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    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)

                                                               (b)

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    3        SEC USE ONLY
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    4        CITIZENSHIP OR PLACE OF ORGANIZATION

                      USA
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      NUMBER OF              5   SOLE VOTING POWER
        SHARES
     BENEFICIALLY                1,434,802 (66,284 Class A and
       OWNED BY                              1,368,518 Class B)
       EACH
      REPORTING
        PERSON
         WITH
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                             6  SHARED VOTING POWER

                                125,000 (Class B)
                       -------------------------------------------------------

                             7  SOLE DISPOSITIVE POWER

                                1,434,802 (66,284 Class A and 1,368,518 Class B)
                       --------------------------------------------------------

                             8  SHARED DISPOSITIVE POWER

                                125,000 (Class B)
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     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   1,434,802
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     10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     Excludes an aggregate of 125,000 shares owned by wife and trusts created for benefit of minor child, as to which beneficial ownership is disclaimed.

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     11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   15.1%
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     12 TYPE OF REPORTING PERSON*

                    IN
------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                        AMENDMENT NO. __ TO SCHEDULE 13G


Item 1(a).        Name of Issuer:

                  Hirsch International Corporation

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  200 Wireless Boulevard
                  Hauppauge, New York 11788

Item 2(a).        Name of Person Filing:

                  Henry Arnberg

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  200 Wireless Boulevard
                  Hauppauge, New York 11788

Item 2(c).        Citizenship:

                  USA

Item 2(d).        Title of Class of Securities:

                  Common Stock

Item 2(e).        CUSIP Number:

                  433550 10 0



Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  Not applicable.

Item 4.           Ownership.  As of [December 31, 1997]:

                  (a)      Amount beneficially owned:

                           1,559,802 (66,284 of Class A and
                                      1,493,518 of Class B)*

                  (b)      Percent of class:  1.0% (Class A); 56.0% (Class B)

                  (c) Number of shares as to which such person has:

                           (i)      Sole power to vote or direct the vote:

                                    1,434,802 (66,284 of Class A and
                                                1,368,518 of Class B)*

                           (ii)     Shared power to vote or direct the vote:

                                    125,00 (Class B)

                           (iii)    Sole power to dispose or direct the
                                    disposition of:

                                    1,434,802 (66,284 of Class A and
                                               1,368,518 of Class B)*

                           (iv)     Shared power to dispose or direct\
                                    the disposition of:

                                    125,000 (Class B)

Item 5.    Ownership of Five Percent or Less of a Class.

     Filer's ownership of Class A Common Stock no longer exceeds 5%.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being reported on by the Parent Holding Company.

                  Not applicable.

Item 8.    Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.    Notice of Dissolution of Group.

                  Not applicable.


Item 10.   Certification.

                  Not applicable.





                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:    February 13, 1998


                                             /s/Henry Arnberg
                                             ---------------------------
                                             Henry Arnberg
                                             _______________________